FOR IMMEDIATE RELEASE
ROADRUNNER TRANSPORTATION SYSTEMS REPORTS
2010 THIRD QUARTER RESULTS
Cudahy, WI — November 2, 2010 — Roadrunner Transportation Systems, Inc. (NYSE: RRTS), a leading non-asset based transportation and logistics services provider, today reported financial results for the three and nine months ended September 30, 2010.
The following table sets forth summary financial results for the three and nine months ended September 30 for RRTS. The pro forma data assumes (i) the IPO and sale of additional shares upon exercise of the underwriters’ overallotment option occurred at the beginning of 2010, and (ii) that RRTS’ current income tax rate of 38% is applied throughout each of the periods presented.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2010		2009	2010		2009
(In thousands, except per share data)	Pro Forma	Actual	Actual	Pro Forma	Actual	Actual

Total revenues	$163,690	$163,690	$124,670	$466,222	$466,222	$355,390

Net revenues (total revenues less purchased transportation costs)	$35,061	$35,061	$26,520	$102,490	$102,490	$76,922
Depreciation and amortization	747	747	745	2,364	2,364	2,163
Other operating expenses	26,328	26,328	21,019	75,137	75,137	63,194
Acquisition transaction expenses	57	57	520	389	389	520
IPO related expenses	—	—	—	—	1,500	—

Operating income	$7,929	$7,929	$4,236	$24,600	$23,100	$11,045

Operating income before acquisition transaction expenses and IPO related expenses	$7,986	$7,986	$4,756	$24,989	$24,989	$11,565

Loss on early extinguishment of debt	$—	$—	$—	$—	$15,916	$—

Provision (benefit) for income taxes	$2,803	$2,991	$371	$8,816	$(432)	$812

Net income (loss) available to common stockholders	$4,573	$4,384	$126	$14,384	$(1,051)	$(703)
Weighted average diluted shares outstanding	31,089	31,089	17,824	30,945	24,316	17,504
Diluted income (loss) per share available to common stockholders	$0.15	$0.14	$0.01	$0.46	$(0.04)	$(0.04)

2010 Third Quarter Results
Revenues for the third quarter of 2010 increased 31.3% to $163.7 million compared to revenues of $124.7 million for the third quarter of 2009. Operating income for the third quarter of 2010 was $7.9 million compared to $4.2 million for the third quarter of 2009. Net income available to common stockholders was $4.4 million for the third quarter of 2010, or $0.14 per diluted share, compared to net income for the third quarter of 2009 of $0.1 million, or $0.01 per diluted share. On a pro forma basis, assuming RRTS’ current income tax rate of 38% was applied throughout the third quarter of 2010, net income available to common stockholders for the quarter would have been $4.6 million, or $0.15 per diluted share.
Mark DiBlasi, President and CEO of RRTS, said,
“We generated continued growth in revenue during the third quarter, primarily driven by positive new business trends resulting in market share gains in our LTL, TL, and TMS business units as well as the effects of our acquisitions made in the second half of last year. Our positive revenue growth drove a 32.2% increase in net revenues and an 87.2% increase in operating income in the third quarter compared to the third quarter of 2009. In addition, our overall operating ratio improved from 96.6% in the third quarter of 2009 to 95.2% in the third quarter of 2010.
While most trends remain very positive throughout our business segments, the impact of the significant spike in truckload rates during the second quarter continued to have a negative effect on our LTL linehaul costs during the third quarter. Excluding fuel surcharges, our average linehaul cost per mile increased to $1.26 during the third quarter of 2010 from $1.21 in the second quarter of 2010 and $1.16 experienced from the third quarter of 2009 through the first quarter of 2010. The impact of this cost per mile increase from $1.16 to $1.26 resulted in third quarter purchased transportation costs increasing in excess of $2.7 million.
We are taking measures to mitigate the impact of the increased truckload rates on our LTL linehaul costs by leveraging our independent contractor base on high cost lanes, expanding our carrier base and improving yield through LTL rate increases. Our focus on improving yield resulted in a 2.1% increase in revenue per hundredweight including fuel surcharges sequentially from second quarter levels. With the LTL rate environment improving, we are seeing this yield increase accelerating in the fourth quarter as we implement our pricing initiatives.”
2010 Third Quarter Segment Information
RRTS has three operating segments: less-than-truckload (“LTL”), truckload brokerage (“TL”) and transportation management solutions (“TMS”). Set forth below is selected segment financial information excluding intercompany eliminations and corporate expenses:
For the LTL segment, revenues of $107.2 million in the third quarter of 2010 increased 28.1%, compared to $83.7 million for the third quarter of 2009. This reflects quarter-over-quarter tonnage growth of 19.2% and growth in revenue per hundredweight, including fuel surcharges, of 7.3%. LTL net revenues for the third quarter of 2010 were $25.6 million, or 23.8% of LTL revenues, compared to $20.7 million, or 24.8% of LTL revenues for the third quarter of 2009. The decline in net revenue percent is principally attributable to the increase in average linehaul cost per mile associated with the spike in truckload rates and a 0.6% decline in weight per shipment quarter-over-quarter, partially offset by LTL price increases in 2010. LTL operating income was $5.2 million for the third quarter of 2010, compared to $3.2 million for the third quarter of 2009.

The following table sets forth summary LTL operating statistics for the three and nine months ended September 30.

	Three Months Ended September 30,			Nine Months Ended September 30,
			%			%
	2010	2009	Change	2010	2009	Change

Operating ratio	95.2%	96.2%		94.3%	96.6%
Tonnage (in tons)	328.2	275.3	19.2%	955.0	767.4	24.4%
Shipments (in thousands)	483.3	403.1	19.9%	1,378.8	1,123.8	22.7%
Revenue per hundredweight (incl. fuel)	$16.38	$15.26	7.3%	$16.08	$15.26	5.3%
Weight per shipment (lbs.)	1,358	1,366	(0.6%)	1,385	1,366	1.4%
Linehaul cost per mile (excl. fuel)	$1.26	$1.16	8.2%	$1.21	$1.18	2.5%
Note: Other than operating ratio, the statistics above do not include adjustments for undelivered freight required for financial statement purposes in accordance with RRTS’ revenue recognition policy.
For the TL segment, revenues of $39.1 million in the third quarter of 2010 increased 18.6%, compared to $33.0 million for the third quarter of 2009. TL net revenues for the third quarter of 2010 were $4.5 million, or 11.5% of TL revenues, compared to $3.9 million, or 11.9% of TL revenues, for the third quarter of 2009. TL operating income was $1.6 million for the third quarter of 2010, compared to $1.3 million for the third quarter of 2009.
For the TMS segment, revenues for the third quarter of 2010 were $18.0 million, compared to $8.6 million for the third quarter of 2009. TMS net revenues for the third quarter of 2010 were $5.0 million, or 27.6% of TMS revenues, compared to $1.9 million, or 21.8% of TMS revenues, for the third quarter of 2009. TMS operating income was $1.8 million, or 10.0% of TMS revenues, for the third quarter of 2010, compared to $0.5 million, or 5.4% of TMS revenues, for the third quarter of 2009. The growth in TMS revenues, net revenues, and operating income primarily resulted from the acquisitions made in the second half of 2009 coupled with customer growth exceeding 16% quarter-over-quarter.
Conference Call
A conference call is scheduled for Tuesday, November 2, 2010 at 4:30 p.m. Eastern Time. To access the conference call, please dial 866-730-5764 (U.S.) or 857-350-1588 (international) approximately 10 minutes prior to the start of the call. Callers will be prompted for passcode 50294894#. The conference call will also be available via live webcast under the Investor Relations section of RRTS’ website, www.rrts.com.
If you are unable to listen to the live call, a replay will be available through November 9, 2010, and can be accessed by dialing 888-286-8010(U.S.) or 617-801-6888(international). Callers will be prompted for passcode 34753915#. An archived version of the webcast will also be available under the Investor Relations section of the Company’s website, www.rrts.com.
About Roadrunner Transportation Systems, Inc.
RRTS is a leading non-asset based transportation and logistics services provider offering a full suite of solutions, including customized and expedited less-than-truckload, truckload, transportation management solutions and intermodal brokerage, and domestic and international air. For more information, please visit: www.rrts.com.

Safe Harbor Statement
This release contains forward-looking statements that relate to future events or performance. These statements reflect the company’s current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, competition in the transportation industry, the impact of the current economic crisis, the company’s dependence upon purchased power, the unpredictability of and potential fluctuation in the price and availability of fuel, the effects of governmental and environmental regulations, and other “Risk Factors” set forth in the company’s most recent SEC filings.
(Tables Follow)

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Revenues	$163,690	$124,670	$466,222	$355,390
Operating expenses:
Purchased transportation costs	128,629	98,150	363,732	278,468
Personnel and related benefits	15,826	13,171	45,514	38,895
Other operating expenses	10,502	7,848	29,623	24,299
Depreciation and amortization	747	745	2,364	2,163
Acquisition transaction expenses	57	520	389	520
IPO related expenses	—	—	1,500	—

Total operating expenses	155,761	120,434	443,122	344,345

Operating income	7,929	4,236	23,100	11,045

Interest expense:
Interest on long-term debt	504	3,199	7,752	9,344
Dividends on preferred stock subject to mandatory redemption	50	50	150	150

Total interest expense	554	3,249	7,902	9,494

Loss on early extinquishment of debt	—	—	15,916	—

Income (loss) before provision (benefit) for income taxes	7,375	987	(718)	1,551

Provision (benefit) for income taxes	2,991	371	(432)	812

Net income (loss)	4,384	616	(286)	739

Accretion of Series B preferred stock	—	490	765	1,442

Net income (loss) available to common stockholders	$4,384	$126	$(1,051)	$(703)

Earnings (loss) per share available to common stockholders:
Basic	$0.15	$0.01	$(0.04)	$(0.04)

Diluted	$0.14	$0.01	$(0.04)	$(0.04)

Weighted average common stock outstanding:
Basic	30,052	17,574	24,316	17,504

Diluted	31,089	17,824	24,316	17,504

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except share amounts)

	September 30,	December 31,
	2010	2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,254	$2,176
Accounts receivable, net	72,948	57,887
Deferred income taxes	1,578	1,578
Prepaid expenses and other current assets	11,761	8,501

Total current assets	87,541	70,142

PROPERTY AND EQUIPMENT, NET	7,000	7,518

OTHER ASSETS:
Goodwill	246,889	244,671
Other noncurrent assets	6,542	10,950

Total other assets	253,431	255,621

TOTAL ASSETS	$347,972	$333,281

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ INVESTMENT
CURRENT LIABILITIES:
Current maturities of long-term debt	$—	$8,768
Accounts payable	36,835	31,184
Accrued expenses and other liabilities	11,504	12,152

Total current liabilities	48,339	52,104

LONG-TERM DEBT, net of current maturities	27,814	130,167
OTHER LONG-TERM LIABILITIES	5,446	4,627
PREFERRED STOCK SUBJECT TO MANDATORY REDEMPTION	5,000	5,000

Total liabilities	86,599	191,898

REDEEMABLE COMMON STOCK
Redeemable common stock $.01 par value; 259,800 shares issued and outstanding	—	1,740

STOCKHOLDERS’ INVESTMENT:
Common stock $.01 par value; 100,000,000 shares authorized; 30,095,710 and 20,024,310 shares issued and outstanding	301	200
Additional paid-in capital	261,649	139,734
Retained deficit	(577)	(291)

Total stockholders’ investment	261,373	139,643

TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ INVESTMENT	$347,972	$333,281

Contact
Roadrunner Transportation Systems, Inc.
Peter Armbruster
Chief Financial Officer
414-615-1648
ir@rrts.com
Vollrath Associates, Inc.
Marilyn Vollrath
414-221-0210